Exhibit 99.1

ASTROTECH ANNOUNCES INVESTMENT FROM CEO

AND CURRENT SHAREHOLDER

Austin, Texas – October 9, 2018 – Astrotech Corporation ("Astrotech" or the "Company") (NASDAQ: ASTC) today announced that it has entered into and closed a private placement of the sale of its equity securities for aggregate gross proceeds to the Company of approximately $3 million, before deducting offering-related expenses.

The Company plans to use the proceeds from the financing primarily for working capital and general corporate purposes. The Company expects that the addition of these proceeds to its balance sheet will enable the Company to fund its operating expenses and capital expenditure requirements into 2019.

The Company’s Chairman of the Board and Chief Executive Officer, Thomas B. Pickens III, has purchased, for an aggregate purchase price of approximately $2.037 million, 866,950 shares of the Company’s Series B convertible preferred stock at an exercise price of $2.35, the closing price of the Company’s common stock on the NASDAQ Capital Market on October 8, 2018. The preferred stock will be convertible into an aggregate of 866,950 shares of the Company’s common stock upon receipt of shareholder approval in accordance with NASDAQ Listing Rule 5635(b). In addition, a current Astrotech shareholder has purchased, for an aggregate purchase price of approximately $963 thousand, 409,645 shares of the Company’s common stock at a price of $2.35 per share.

The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and will be sold in a private placement pursuant to Regulation D of the Securities Act. The securities being issued in the private placement may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company has agreed to file a registration statement covering the resale of the shares of common stock acquired by the existing investor in the private placement, but not the shares of common stock issuable upon conversion of the preferred stock.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Astrotech

Astrotech (NASDAQ: ASTC) is a science and technology development and commercialization company that launches, manages, and builds scalable companies based on innovative technology in order to maximize shareholder value. 1st Detect develops, manufactures, and sells chemical analyzers for use in the security, defense, healthcare, and environmental markets. Astral Images sells film-to-digital image enhancement, defect removal, color correction, and post processing software, providing economically feasible conversion of film to the new 4K ultra-high definition (UHD), high-dynamic range (HDR) format. Astrotech is headquartered in Austin, Texas. For information, please visit www.astrotechcorp.com.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, the Company’s use of proceeds from the private placement transaction, whether we can successfully develop our proprietary technologies and whether the market will accept our products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K for the fiscal year ended June 30, 2018. Any forward-looking statements in this document should be evaluated in light of these important risk factors. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date.   The Company assumes no obligation to update these forward-looking statements.

Company Contact: Eric Stober, Chief Financial Officer, Astrotech Corporation, (512) 485-9530

IR Contact: Nicole Conser, Director of Marketing, Astrotech Corporation, (512) 485-9530